                                                               Exhibit (a)(1)(i)

                             LEVEL 3 FINANCE, LLC,
           a wholly owned subsidiary of Level 3 Communications, Inc.
                          Offers to Purchase for Cash
     the Following Series of Notes Issued by Level 3 Communications, Inc.

Up to $400,000,000 aggregate principal amount of outstanding 9 1/8% Senior Notes due 2008

Up to $150,000,000 aggregate principal amount at maturity of outstanding 10 1/2% Senior Discount Notes due 2008

Up to (Euro)200,000,000 aggregate principal amount of outstanding 10 3/4% Senior Notes due 2008

Up to (Euro)110,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2010

Up to $250,000,000 aggregate principal amount of outstanding 11% Senior Notes due 2008

Up to $100,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2010

Up to $100,000,000 aggregate principal amount at maturity of outstanding 12 7/8% Senior Discount Notes due 2010

Up to $300,000,000 aggregate principal amount of outstanding 6% Convertible Subordinated Notes due 2009

Up to $225,000,000 aggregate principal amount of outstanding 6% Convertible Subordinated Notes due 2010 in each case, at a price determined by the "Modified Dutch Auction" procedure described below and within the purchase price ranges set forth below


 Each Offer (as defined herein) will expire at 11:59 p.m., New York City time, on October 5, 2001, unless such Offer is extended (such time and date with respect to an Offer, as it may be extended, the "Expiration Date"). Tendered Notes may be withdrawn at any time prior to the applicable Expiration Date.

   Level 3 Finance, LLC ("Purchaser"), a Delaware limited liability company and a wholly owned subsidiary of Level 3 Communications, Inc., a Delaware corporation ("Level 3"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), at prices determined by the "Modified Dutch Auction" procedure described below and within the purchase price ranges set forth below:

  . up to $400,000,000 aggregate principal amount of outstanding 9 1/8% Senior Notes due 2008 of Level 3 (the "9 1/8% Notes") at a price not greater than $540 nor less than $490 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $150,000,000 aggregate principal amount at maturity of outstanding 10 1/2% Senior Discount Notes due 2008 of Level 3 (the "10 1/2% Discount Notes") at a price not greater than $360 nor less than $330 per $1,000 principal amount at maturity;

  . up to (Euro)200,000,000 aggregate principal amount of outstanding 103/4% Senior Notes due 2008 of Level 3 (the "10 3/4% Euro Notes") at a price not greater than (Euro)530 nor less than (Euro)490 per (Euro)1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to (Euro)110,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2010 of Level 3 (the "11 1/4% Euro Notes") at a price not greater than (Euro)550 nor less than (Euro)510 per (Euro)1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $250,000,000 aggregate principal amount of outstanding 11% Senior Notes due 2008 of Level 3 (the "11% Notes") at a price not greater than $570 nor less than $520 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $100,000,000 aggregate principal amount of outstanding 11 1/4% Senior Notes due 2010 of Level 3 (the "11 1/4% Notes") at a price not greater than $550 nor less than $500 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

                                                    (continued on next page)

                               -----------------

                    The Dealer Managers for the Offers are:

                       Salomon Smith Barney    JPMorgan

(cover continued from previous page)

  . up to $100,000,000 aggregate principal amount at maturity of outstanding 12 7/8% Senior Discount Notes due 2010 of Level 3 (the "12 7/8% Discount Notes") at a price not greater than $300 nor less than $270 per $1,000 principal amount at maturity;

  . up to $300,000,000 aggregate principal amount of outstanding 6% Convertible Subordinated Notes due 2009 of Level 3 (the "2009 Convertible Notes") at a price not greater than $320 nor less than $290 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase; and

  . up to $225,000,000 aggregate principal amount of outstanding 6% Convertible Subordinated Notes due 2010 of Level 3 (the "2010 Convertible Notes") at a price not greater than $310 nor less than $280 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase.

The 9 1/8% Notes, 10 1/2% Discount Notes, 10 3/4% Euro Notes, 11 1/4% Euro Notes, 11% Notes, 11 1/4% Notes, 12 7/8% Discount Notes, 2009 Convertible Notes and 2010 Convertible Notes are referred to herein individually as a "series of Notes" and collectively as the "Notes." The 10 1/2% Discount Notes and 12 7/8% Discount Notes are referred to herein collectively as the "Discount Notes." The 10 3/4% Euro Notes and 11 1/4% Euro Notes are referred to herein collectively as the "Euro Notes." This Offer to Purchase together with the accompanying Letter of Transmittal (and any amendments or supplements to this Offer to Purchase and the Letter of Transmittal) constitute a separate "Offer" with respect to each series of Notes. The lowest price in each of the price ranges listed above for a series of Notes is referred to as the "Minimum Offer Price" for that series. The maximum aggregate principal amount (or principal amount at maturity, as applicable) listed above for a series of Notes is referred to as the "Offer Amount" for that series.

   In each Offer, the Offer Amount is less than 50% of the aggregate outstanding principal amount (or principal amount at maturity, as applicable) of the series of Notes subject to that Offer.

   Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in each Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the applicable price range for the series of Notes subject to that Offer, and will select the single lowest price so specified (with respect to such series, the "Purchase Price") that will enable Purchaser to purchase the Offer Amount for that series (or, if less than the Offer Amount for that series are validly tendered (and not withdrawn), all Notes of that series so tendered). Purchaser will pay the same Purchase Price for all Notes of a given series validly tendered at or below the Purchase Price for that series (and not withdrawn), upon the terms and subject to the conditions of the applicable Offer, including the proration terms for that Offer.

   In the event that the amount of any series of Notes validly tendered (and not withdrawn) on or prior to the applicable Expiration Date at or below the applicable Purchase Price exceeds the Offer Amount for that series then, subject to the terms and conditions of the applicable Offer, Purchaser will accept for payment such Notes of that series as follows. First, Purchaser will accept for payment all such Notes of that series validly tendered (and not withdrawn) at prices below the applicable Purchase Price. Next, Purchaser will accept for payment such Notes of that series that are validly tendered (and not withdrawn) at the applicable Purchase Price on a pro rata basis from among such tendered Notes of that series. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount (or principal amount at maturity, as applicable) other than an integral multiple of $1,000 (or (Euro)1,000 in the case of the Euro Notes).

   The funds required for Purchaser to consummate the Offers have been contributed to Purchaser by Level 3 from its available cash.

   No Offer is conditioned on the consummation of any other Offer, and no Offer has as a condition that a minimum principal amount (or principal amount at maturity, as applicable) of Notes be tendered in that Offer. Purchaser's obligation to accept for payment, and to pay for, Notes validly tendered pursuant to each Offer is conditioned upon the satisfaction of the general conditions described in this Offer to Purchase.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

September 10, 2001

                                   IMPORTANT

   Any holder desiring to tender Notes should either (a) in the case of a holder who holds physical certificates evidencing such Notes, complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and send or deliver the manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents to Mellon Investor Services LLC, as Depositary (the "Depositary"), at its address set forth on the back cover of this Offer to Purchase, (b) in the case of a holder who holds Notes through DTC, tender through DTC's ATOP, as described below, or (c) in the case of a holder who holds Euro Notes, follow the procedures described below. See Item 6, "Procedures for Tendering Notes."

   The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were holders. To effect such a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in Item 6, "Procedures for Tendering Notes." A beneficial owner of the Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes on the beneficial owner's behalf. See Item 6, "Procedures for Tendering Notes."

   To tender Euro Notes held through Euroclear or Clearstream, holders should either (a) comply with the procedures established by Euroclear or Clearstream, as applicable, for the Offers, or (b) arrange for the Euro Notes to be held through a DTC participant and comply with the procedures specified above for Notes held through DTC. See Item 6, "Procedures for Tendering Notes."

   For Euro Notes held through DTC, the procedures specified above regarding the use of DTC's ATOP system must be followed. However, payment for any such Euro Notes purchased in the Offers will be made in accordance with payment instructions specified by the DTC participant tendering such Euro Notes, and not through DTC's ATOP system (since payment will be denominated in euros and not U.S. dollars). Accordingly, a tendering DTC participant must provide to the depositary payment instructions for a payment denominated in euros, using the space provided in the Letter of Transmittal (with the applicable VOI number provided in order to match the payment instruction with the corresponding ATOP instruction). Each DTC participant need provide these payment instructions only once. See Item 6, "Procedures for Tendering Notes."

   Tendering holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See Item 11, "The Dealer Managers, Depositary and the Information Agent."

   This Offer to Purchase does not constitute an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or blue sky laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Level 3, Purchaser or any other subsidiaries of Level 3 since the date hereof.

   This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read before any decision is made with respect to any Offer.

   This Offer to Purchase has not been filed with or reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

   Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal or any document incorporated herein by reference may be directed to Salomon Smith Barney or J.P. Morgan Securities Inc., who are acting as Dealer Managers in connection with the Offers (the "Dealer Managers"), or to Mellon Investor Services LLC, who is acting as information agent in connection with the Offers (the "Information Agent"), each at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may also be directed to brokers, dealers, commercial banks or trust companies.

                             AVAILABLE INFORMATION

   Purchaser is a wholly owned subsidiary of Level 3. Level 3 is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents filed by Level 3 with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

  . Annual Report of Level 3 on Form 10-K, as amended, for the fiscal year ended December 31, 2000;

  . Quarterly Reports of Level 3 on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

  . Current Reports of Level 3 on Forms 8-K filed on January 18, 2001, February 5, 2001, March 22, 2001, April 18, 2001, June 18, 2001 and July
     26, 2001 and Current Report of Level 3 on Form 8-K/A filed November 9,
     1999.

   All documents and reports filed by Level 3 with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the earlier of the Expiration Date of an Offer and the termination of such Offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

   You can obtain any document incorporated herein by reference by contacting the Commission or Level 3 at 1025 Eldorado Boulevard, Broomfield, Colorado 80021, telephone (720) 888-1000; Attention: Investor Relations. Level 3 will provide the documents incorporated by reference, without charge, upon written or oral request. If exhibits to the documents incorporated by reference are not themselves specifically incorporated by reference in this Offer to Purchase, then those exhibits will not be provided.

                          FORWARD-LOOKING STATEMENTS

   This Offer to Purchase and the documents incorporated herein by reference contain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to Level 3 and Purchaser. When used in this document, the words "anticipate", "believe", "plan", "estimate" and "expect" and similar expressions, as they relate to Level 3 and Purchaser or their management, are intended to identify forward-looking statements. Such statements reflect the current views of Level 3 and Purchaser with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. For a more detailed description of these risks and factors, please see Level 3's filings with the Commission, including its Current Report on Form 8-K/A, filed November 9, 1999.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
SUMMARY......................................................   1
THE OFFERS...................................................   6
    1. Purpose of the Offers.................................   6
    2. Terms of the Offers...................................   6
    3. Certain Significant Considerations....................   9
    4. Certain Information Concerning Purchaser and Level 3..  10
    5. Acceptance of Notes for Payment; Accrual of Interest..  10
    6. Procedures for Tendering Notes........................  12
    7. Withdrawal of Tenders.................................  15
    8. Source and Amount of Funds............................  16
    9. Conditions to Each Offer..............................  16
   10. Certain U.S. Federal Income Tax Considerations........  17
   11. The Dealer Managers, Depositary and Information Agent.  20
   12. Solicitation..........................................  21
   13. Fees and Expenses.....................................  21
   14. Miscellaneous.........................................  21

                                    SUMMARY

   The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. Capitalized terms not defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

Level 3:                      Level 3 Communications, Inc.

Purchaser:                    Level 3 Finance, LLC, a wholly owned subsidiary
                              of Level 3.

The Offers:                   Purchaser is offering to purchase for cash, at
                              prices determined by the "Modified Dutch Auction" procedure and within the purchase price ranges described below:

                             . up to $400,000,000 aggregate principal amount of outstanding 9 1/8% Notes;

                             . up to $150,000,000 aggregate principal amount at maturity of outstanding 10 1/2% Discount Notes;

                             . up to (Euro)200,000,000 aggregate principal amount of outstanding 10 3/4% Euro Notes;

                             . up to (Euro)110,000,000 aggregate principal amount of outstanding 11 1/4% Euro Notes;

                             . up to $250,000,000 aggregate principal amount of outstanding 11% Notes;

                             . up to $100,000,000 aggregate principal amount of outstanding 11 1/4% Notes;

                             . up to $100,000,000 aggregate principal amount at maturity of outstanding 12 7/8% Discount Notes;

                             . up to $300,000,000 aggregate principal amount of outstanding 2009 Convertible Notes; and

                             . up to $225,000,000 aggregate principal amount of outstanding 2010 Convertible Notes.

                              The maximum aggregate principal amount (or principal amount at maturity, as applicable) listed above for a series of Notes is referred to as the "Offer Amount" for that series.

                              The CUSIP and other clearing reference number(s) for each series of Notes are listed on Annex I to this Offer to Purchase.

                              In each Offer, the Offer Amount is less than 50% of the aggregate outstanding principal amount (or principal amount at maturity, as applicable) of the series of Notes subject to that Offer. See
                              Item 2, "Terms of the Offers."

Purchase Price Ranges:        Purchaser is offering to purchase Notes for cash
                              within the following purchase price ranges:

    Series of Notes                     Range of Purchase Price
    ---------------                     -----------------------
 .9 1/8% Notes:             not greater than $540 nor less than $490
                           per $1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase;
 .10 1/2% Discount Notes:   not greater than $360 nor less than $330
                           per $1,000 principal amount at maturity;
 .10 3/4% Euro Notes:       not greater than (Euro)530 nor less than (Euro)490
                           per (Euro)1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase;
 .11 1/4% Euro Notes:       not greater than (Euro)550 nor less than (Euro)510
                           per (Euro)1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase;
 .11% Notes:                not greater than $570 nor less than $520
                           per $1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase;
 .11 1/4% Notes:            not greater than $550 nor less than $500
                           per $1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase;
 .12 7/8% Discount Notes:   not greater than $300 nor less than $270
                           per $1,000 principal amount at maturity;
 .2009 Convertible Notes:   not greater than $320 nor less than $290
                           per $1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase;
                           and
 .2010 Convertible Notes:   not greater than $310 nor less than $280
                           per $1,000 principal amount, plus
                           accrued and unpaid interest thereon to,
                           but not including, the date of purchase.

                              The lowest price in each of the price ranges listed above for a series of Notes is referred to as the "Minimum Offer Price" for that series.

Modified Dutch Auction        Under the "Modified Dutch Auction" procedure,
Procedure:                    Purchaser will accept Notes validly tendered (and
                              not withdrawn) in each Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the applicable price range for the series of Notes subject to that Offer, and will select the single lowest price so specified (with respect to such series, the "Purchase Price") that will enable Purchaser to purchase the Offer
                              Amount for that series (or, if less than the Offer Amount for that series are validly tendered
                              (and not withdrawn), all Notes of that series so tendered). Purchaser will pay the same Purchase
                              Price for all Notes of a given series validly tendered at or below the Purchase Price for that series (and not withdrawn), upon the terms and subject to the conditions of the applicable
                              Offer, including the proration terms for that Offer.

Proration:                    In the event that the amount of any series of
                              Notes validly tendered (and not withdrawn) on or prior to the applicable Expiration Date at or below the applicable Purchase Price exceeds the Offer Amount for that series then, subject to the terms and conditions of the applicable Offer, Purchaser will accept for payment such Notes of that series as follows. First, Purchaser will accept for payment all such Notes of that series validly tendered (and not withdrawn) at prices below the applicable Purchase Price. Next, Purchaser will accept for payment such Notes of that series that are validly tendered (and not withdrawn) at the applicable Purchase Price on a pro rata basis from among such tendered Notes of that series. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount (or principal amount at maturity, as applicable) other than an integral multiple of $1,000 (or (Euro)1,000 in the case of the Euro Notes).

Offer Expiration Dates:       With respect to each Offer, 11:59 p.m., New York
                              City time, on October 5, 2001, unless such Offer is extended.

Payment Dates:                Payments with respect to each Offer will be made
                              promptly following the Expiration Date for that Offer.

Source of Funds:              The funds required for Purchaser to consummate
                              the Offers have been contributed to Purchaser by Level 3 from its available cash.

Conditions to Each Offer:     No Offer is conditioned on the consummation of
                              any other Offer, and no Offer has as a condition that a minimum principal amount (or principal amount at maturity, as applicable) of Notes be tendered in that Offer. Purchaser's obligation to accept for payment, and to pay for, Notes validly tendered pursuant to each Offer is conditioned upon the satisfaction of the general conditions set forth in Item 9, "Conditions to Each Offer."

Procedures for Specifying     In accordance with the instructions in the
Purchase Price:               enclosed Letter of Transmittal, holders desiring
                              to tender their Notes in an Offer must properly indicate (A) the series of Notes being tendered therewith and (B) either (i) in the section therein captioned "Price at Which Notes are Being Tendered," the price (in multiples of $5 per $1,000 principal amount or principal amount at maturity, as applicable (or (Euro)5 per (Euro)1,000 principal amount in the case of the Euro Notes)) at which such Notes are being tendered, within the range specified above for such series of Notes, or (ii) not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such series of Notes being tendered.

Procedures for Tendering
Notes: Beneficial owners of Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Notes.

                              Any holder desiring to tender Notes pursuant to an Offer should either (a) in the case of a holder who holds physical certificates evidencing Notes subject to that Offer, complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by the instructions to the Letter of Transmittal, and send or deliver that manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Notes being tendered and any other required documents to the Depositary, (b) in the case of a holder who holds Notes through DTC, tender through DTC's ATOP, as described below, or (c) in the case of a holder who holds Euro Notes, follow the procedures described below.

                              Holders of Notes who are tendering by book-entry transfer to the Depositary's account at DTC must execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting an Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary's account at DTC. DTC will then send an agent's message to the Depositary for its acceptance.

                              To tender Euro Notes, holders should either (a) comply with the procedures established by Euroclear or Clearstream, as applicable, for the Offers, or (b) arrange for the Euro Notes to be held through a DTC participant and comply with the procedures specified above for Notes held through DTC.

                              For Euro Notes held through DTC, the procedures specified above regarding the use of DTC's ATOP system must be followed. However, payment for any such Euro Notes purchased in the Offers will be made in accordance with payment instructions specified by the DTC participant tendering such Euro Notes, and not through DTC's ATOP system (because payment will be denominated in euros and not U.S. dollars). Accordingly, a tendering DTC participant must provide to the Depositary payment instructions for a payment denominated in euros, using the space provided in the Letter of

                              Transmittal (with the applicable VOI number provided in order to match the payment instruction with the corresponding ATOP instruction). Each DTC participant need provide these payment instructions only once.

Withdrawal of Tenders of      Tenders of Notes may be withdrawn at any time
Notes:                        prior to the applicable Expiration Date. No
                              consideration shall be payable in respect of Notes so withdrawn.

Untendered Notes:             Notes not tendered and purchased pursuant to an
                              Offer will remain outstanding. As a result of the consummation of an Offer with respect to a series of Notes, the aggregate principal amount (or principal amount at maturity, as applicable) of that series of Notes that is outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes of that series that remain outstanding after consummation of that Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective indentures governing the Notes, will remain unchanged. No amendments to these indentures are being sought.

Acceptance of Tendered        Upon the terms of each Offer (including the
Notes and Payment:            proration terms thereof) and upon satisfaction or
                              waiver of the conditions to that Offer, Purchaser will accept for payment Notes validly tendered
                              (and not withdrawn) pursuant to that Offer at or below the applicable Purchase Price on or prior to the applicable Expiration Date. Only holders who validly tender Notes pursuant to that Offer at or below the applicable Purchase Price on or prior to the applicable Expiration Date (and do not withdraw such tender) will receive the applicable Purchase Price. Payment of the Purchase Price for Notes validly tendered and accepted for payment, will be made by deposit of such amounts, as applicable, with the Depositary who will act as agent for the tendering holders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering holders.

Certain U.S. Federal          The receipt of cash for Notes pursuant to an
Income Tax Considerations:    Offer will generally be a fully taxable
                              transaction for U.S. federal income tax purposes.

Dealer Managers:              Salomon Smith Barney and J.P. Morgan Securities
                              Inc. are serving as Dealer Managers in connection with the Offers. Their addresses and telephone numbers are set forth on the back cover of this Offer to Purchase.

Depositary:                   Mellon Investor Services LLC is serving as
                              Depositary in connection with the Offers. Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

Information Agent:            Mellon Investor Services LLC is serving as
                              Information Agent in connection with the Offers.
                              Its address and telephone numbers are set forth on the back cover of this Offer to Purchase.

                                  THE OFFERS

1. Purpose of the Offers

   Purchaser is making the Offers to enable its parent, Level 3, to reduce the principal amount of its outstanding indebtedness and its ongoing debt service obligations. Any Notes accepted for payment by Purchaser in the Offers will be cancelled upon the surrender of such Notes to Level 3. The funds required for Purchaser to consummate the Offers have been contributed to Purchaser by Level 3 from its available cash.

2. Terms of the Offers

   Offers and Purchase Price; Modified Dutch Auction Procedure. Upon the terms and subject to the conditions of each Offer (including, if an Offer is amended or extended, the terms and conditions of any amendment or extension), Purchaser is offering to purchase for cash, at prices determined by the "Modified Dutch Auction" procedure described below and within the purchase price ranges set forth below:

  . up to $400,000,000 aggregate principal amount of outstanding 9 1/8% Notes at a price not greater than $540 nor less than $490 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $150,000,000 aggregate principal amount at maturity of outstanding 10 1/2% Discount Notes at a price not greater than $360 nor less than $330 per $1,000 principal amount at maturity;

  . up to (Euro)200,000,000 aggregate principal amount of outstanding 10 3/4% Euro Notes at a price not greater than (Euro)530 nor less than (Euro)490 per (Euro)1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to (Euro)110,000,000 aggregate principal amount of outstanding 11 1/4% Euro Notes at a price not greater than (Euro)550 nor less than (Euro)510 per (Euro)1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $250,000,000 aggregate principal amount of outstanding 11% Notes at a price not greater than $570 nor less than $520 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $100,000,000 aggregate principal amount of outstanding 11 1/4% Notes at a price not greater than $550 nor less than $500 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase;

  . up to $100,000,000 aggregate principal amount at maturity of outstanding 12 7/8% Discount Notes at a price not greater than $300 nor less than $270 per $1,000 principal amount at maturity;

  . up to $300,000,000 aggregate principal amount of outstanding 2009 Convertible Notes at a price not greater than $320 nor less than $290 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase; and

  . up to $225,000,000 aggregate principal amount of outstanding 2010 Convertible Notes at a price not greater than $310 nor less than $280 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase.

   The CUSIP and other clearing reference number(s) for each series of Notes are listed on Annex I to this Offer to Purchase.

   The lowest price in each of the price ranges listed above is referred to as the "Minimum Offer Price" for that series.

   Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in each Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the applicable price range for the series of Notes subject to that Offer, and will select the Purchase Price, which is the single lowest price so specified that will enable Purchaser to purchase the Offer Amount for that series (or, if less than the Offer Amount for that series are validly tendered (and not withdrawn), all Notes of that series so tendered). Purchaser will pay the same Purchase Price for all Notes of a given series validly tendered at or below the Purchase Price for that series (and not withdrawn), upon the terms and subject to the conditions of the applicable Offer, including the proration terms for that Offer.

   In each Offer, the Offer Amount is less than 50% of the aggregate outstanding principal amount (or principal amount at maturity, as applicable) of the series of Notes subject to that Offer. The following table sets forth
(i) the aggregate outstanding principal amounts (or principal amounts at maturity, as applicable) of each series of Notes as of August 31, 2001, and
(ii) the percentage that the Offer Amount for each series represents of the aggregate outstanding principal amount of that series as of such date:

                                                          Percentage of Offer
                                                          Amount to Aggregate
                                          Outstanding    Outstanding Principal
            Series of Notes             Principal Amount        Amount
            ---------------             ---------------- ---------------------
                                         (in millions)
9 1/8% Notes...........................   $      2,000            20%
10 1/2% Discount Notes*................   $        834            18%
10 3/4% Euro Notes.....................    (Euro)  500            40%
11 1/4% Euro Notes.....................    (Euro)  300            37%
11% Notes..............................   $        800            31%
11 1/4% Notes..........................   $        250            40%
12 7/8% Discount Notes*................   $        675            15%
2009 Convertible Notes.................   $        693            43%
2010 Convertible Notes.................   $        824            27%

--------
* Based on principal amount at maturity.

   Proration. In the event that the amount of any series of Notes validly tendered (and not withdrawn) on or prior to the applicable Expiration Date at or below the applicable Purchase Price exceeds the Offer Amount for that series then, subject to the terms and conditions of the applicable Offer, Purchaser will accept for payment such Notes of that series as follows. First, Purchaser will accept for payment all such Notes of that series validly tendered (and not withdrawn) at prices below the applicable Purchase Price. Next, Purchaser will accept for payment such Notes of that series that are validly tendered (and not withdrawn) at the applicable Purchase Price on a pro rata basis from among such tendered Notes of that series. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount (or principal amount at maturity, as applicable) other than an integral multiple of $1,000 (or (Euro)1,000 in the case of the Euro Notes).

   Any principal amount of Notes tendered but not purchased pursuant to an Offer, including Notes tendered pursuant to an Offer at prices greater than the applicable Purchase Price and Notes not purchased because of proration, will be returned to the tendering holders at Purchaser's expense as promptly as practicable following the earlier of the applicable Expiration Date or the date on which such Offer is terminated.

   In the event that proration of tendered Notes is required, Purchaser will determine the final proration factor as soon as practicable after the applicable Expiration Date. Although Purchaser does not expect to be able to announce the final results of such proration until approximately three business days after the applicable Expiration Date, it will announce preliminary results of proration by press release as soon as practicable after such Expiration Date. Holders may obtain such preliminary information from Purchaser and may be able to obtain such information from the Dealer Managers. Rule 14e-1(c) under the Exchange Act requires that

Purchaser pay the consideration offered or return the Notes deposited pursuant to the applicable Offer promptly after the termination or withdrawal of such Offer.

   Conditions. No Offer is conditioned on the consummation of any other Offer, and no Offer has as a condition that a minimum principal amount (or principal amount at maturity, as applicable) of Notes be tendered in that Offer. Purchaser's obligation to accept for payment, and to pay for, Notes validly tendered pursuant to each Offer is conditioned upon the satisfaction of the general conditions set forth in Item 9, "Conditions to Each Offer." If by the Expiration Date for an Offer any or all of such conditions have not been satisfied, Purchaser reserves the right (but will not be obligated) to (i) extend or otherwise amend that Offer in any respect by giving oral or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law or (ii) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the Commission, purchase Notes validly tendered pursuant to that Offer.

   Expiration of Each Offer. Each Offer will expire at 11:59 p.m., New York City time, on October 5, 2001, unless extended by Purchaser.

   Amendment; Extension; Waiver; Termination. Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, Purchaser expressly reserves the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date for an Offer, regardless of whether or not any of the events set forth in Item 9, "Conditions to Each Offer" shall have occurred or shall have been determined by Purchaser to have occurred, to (i) waive any and all conditions to that Offer; (ii) extend or terminate that Offer; or (iii) otherwise amend that Offer in any respect. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate that Offer described under Item 9, "Conditions to Each Offer."

   There can be no assurance that Purchaser will exercise its right to terminate or amend any Offer. Irrespective of any amendment to an Offer, all Notes previously tendered pursuant to that Offer and not accepted for purchase or withdrawn will remain subject to that Offer and may be accepted thereafter for payment by Purchaser.

   If Purchaser makes a material change in the terms of an Offer or the information concerning an Offer or waives a material condition of an Offer, Purchaser will disseminate additional materials relating to that Offer and extend that Offer to the extent required by law. In addition, Purchaser may, if it deems appropriate, extend an Offer for any other reason. In addition, if the consideration to be paid in an Offer is increased or decreased or the principal amount (or principal amount at maturity, as applicable) of Notes subject to an Offer is increased or decreased, that Offer will remain open at least 10 business days from the date Purchaser first gives notice of such increase or decrease to holders of Notes subject to that Offer, by press release or otherwise.

   If for any reason the acceptance for payment of, or (whether before or after any Notes have been accepted for payment pursuant to that Offer), the payment for, Notes subject to that Offer is delayed or if Purchaser is unable to accept for payment or pay for Notes pursuant to that Offer, then, without prejudice to Purchaser's rights under that Offer, tendered Notes may be retained by the Depositary on behalf of Purchaser and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

   Any extension, amendment or termination of an Offer by Purchaser will be followed as promptly as practicable by announcement thereof. Without limiting the manner in which Purchaser may choose to make such announcement, Purchaser will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as Purchaser deems appropriate.

3. Certain Significant Considerations

   The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder of Notes before deciding whether to tender Notes pursuant to an Offer.

   Position of Level 3 and Purchaser Concerning the Offers. None of Level 3, Purchaser nor their boards of directors or managers makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder's Notes and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offers, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender and the price at which to tender.

   Substantial Existing Indebtedness. Level 3 has substantial existing debt. At June 30, 2001, the outstanding amount of indebtedness (excluding trade payables, accrued liabilities and taxes) of Level 3 and its subsidiaries was approximately $8 billion.

   Level 3 will continue to have substantial indebtedness after the Offers are consummated. The amount of Level 3's indebtedness and restrictions contained in Level 3's credit agreement and in the indentures governing the Notes may limit Level 3's ability to effect future financings in the event Level 3 should deem it necessary or desirable to raise additional capital. Furthermore, there can be no assurance that Level 3 will have sufficient earnings, access to liquidity or cash flow in the future to meet its debt service obligations under the Notes that remain outstanding following consummation of the Offers.

   For additional information about Level 3's indebtedness, capitalization and financial condition, see Level 3's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000, the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001 and the other information incorporated by reference herein. See "Available Information" and "Incorporation of Documents by Reference."

   Cancellation of Indebtedness Income to Level 3. The purchase of Notes pursuant to the Offers will result in cancellation of indebtedness income for U.S. federal income tax purposes to Level 3 to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased.

   Level 3 does not expect that such cancellation of indebtedness income will have a material adverse effect on Level 3 because, among other reasons, Level 3 believes that it has sufficient net operating losses available to offset such income.

   Limited Trading Market. Other than the Euro Notes, which are listed on the Luxembourg Stock Exchange, the Notes are not listed on any national or regional securities exchange. To the knowledge of Purchaser and Level 3, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for purchase pursuant to an Offer, the trading market for Notes subject to that Offer that remain outstanding is likely to be even more limited. To the extent a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Level 3 and its other subsidiaries and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offers.

   Effects of the Offers on the Market for Notes. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to an Offer may be affected adversely to the extent that the principal amount (or principal amount at maturity, as applicable) of Notes purchased pursuant to that Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in that Offer.

   Conditions to the Consummation of Each Offer and Related Risks. Each of these conditions is described in more detail in Item 9, "Conditions to Each Offer." There can be no assurance that such conditions will be met or that, in the event an Offer is not consummated, the market value and liquidity of the Notes subject to that Offer will not be materially adversely affected.

   Treatment of Notes Not Tendered in the Offers. Notes not tendered and purchased in the Offers will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective indentures governing the Notes, will remain unchanged. No amendments to these indentures are being sought. From time to time in the future, Level 3, Purchaser or Level 3's other subsidiaries may acquire Notes that are not tendered in an Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to that Offer and could be for cash or other consideration. Alternatively, Level 3 may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offers at any time that it is permitted to do so under the respective indentures governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Level 3, Purchaser or any of Level 3's other subsidiaries will choose to pursue in the future.

4. Certain Information Concerning Purchaser and Level 3

   Purchaser is a Delaware limited liability company that is a wholly owned subsidiary of Level 3. It was formed solely for the purpose of making the Offers, and, as of September 10, 2001, it had no liabilities and its assets consisted solely of cash and marketable securities. These assets were contributed to it by Level 3 from its available cash and are sufficient to fund the purchase of the Notes pursuant to the Offers. To date, Purchaser has engaged in no activities other than those in connection with its formation and the Offers.

   Level 3 and its other subsidiaries engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, Level 3 announced the business plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities based communications network based on Internet Protocol technology.

   Level 3 is a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. Level 3 has created, generally by constructing its own assets, but also through a combination of purchasing and leasing of facilities, the Level 3 Network--an advanced, international, facilities based communications network. Level 3 has designed the Level 3 Network to provide communications services, which employ and leverage rapidly improving underlying optical and Internet Protocol technologies.

   The principal executive offices of Purchaser currently are located at 3773 Howard Hughes Parkway, Suite 300 North, Las Vegas, Nevada 89109, and as of October 1, 2001, will be located at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89109. The principal executive offices of Level 3 are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

5. Acceptance of Notes for Payment; Accrual of Interest

   Acceptance of Notes for Payment. Upon the terms and subject to the conditions of each Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Purchaser will accept for payment, and thereby purchase, all Notes validly tendered (and not withdrawn) at or below the applicable Purchase Price pursuant to such Offer, on or prior to the applicable Expiration Date, subject to proration.

   In the event that the amount of any series of Notes validly tendered (and not withdrawn) on or prior to the applicable Expiration Date at or below the applicable Purchase Price exceeds the Offer Amount for that series then, subject to the terms and conditions of the applicable Offer, Purchaser will accept for payment such Notes of that Series as follows. First, Purchaser will accept for payment all such Notes of that series validly tendered (and not withdrawn) at prices below the applicable Purchase Price. Next, Purchaser will accept for payment such Notes of that series that are validly tendered (and not withdrawn) at the applicable Purchase Price on a pro rata basis from among such tendered Notes of that series. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount (or principal amount at maturity, as applicable) other than an integral multiple of $1,000 (or (Euro)1,000 in the case of the Euro Notes).

   Purchaser will be deemed to have accepted for payment pursuant to each Offer and thereby have purchased, validly tendered Notes that are subject to that Offer, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Notes for purchase pursuant to that Offer. In all cases, payment for Notes purchased pursuant to an Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from Purchaser and transmitting such payments to such holders.

   Purchaser expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See Item 9, "Conditions to Each Offer." In all cases, payment by the Depositary to holders of consideration for Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under Item 6, "Procedures for Tendering Notes," (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and (c) any other documents required by the Letter of Transmittal.

   If an Offer is terminated or withdrawn, or the Notes subject to that Offer are not accepted for payment, no consideration will be paid or payable to holders of those Notes. If any tendered Notes are not purchased pursuant to an Offer for any reason or certificates are submitted evidencing more Notes than are tendered in that Offer, the Notes not purchased will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered) unless otherwise requested by such holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the applicable Expiration Date or termination of that Offer.

   Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to that Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under any Offer or prejudice the rights of tendering holders to receive consideration pursuant to that Offer.

   Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by Purchaser pursuant to each Offer. Purchaser will pay all fees and expenses of the Dealer Managers, the Depositary and the Information Agent in connection with the Offers.

   Accrual of Interest. Holders who tender 9 1/8% Notes, Euro Notes, 11% Notes, 11 1/4% Notes, 2009 Convertible Notes or 2010 Convertible Notes, whose Notes are accepted for payment pursuant to the Offers, will receive a cash payment of accrued but unpaid interest on such Notes to, but not including, the date of purchase.

   Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

6. Procedures for Tendering Notes

   The method of delivery of Notes and the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message (as defined below) transmitted through ATOP, is at the election and risk of the person tendering Notes, delivering the Letter of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the applicable Expiration Date to permit delivery to the Depositary on or prior to such date. Notes may be tendered and will be accepted for purchase only in denominations of $1,000 (or (Euro)1,000 in the case of the Euro Notes) principal amount (or principal amount at maturity, as applicable) and integral multiples thereof.

   Specification of Purchase Price. In accordance with the instructions contained in the enclosed Letter of Transmittal, holders desiring to tender their Notes in an Offer must properly indicate (A) the series of Notes being tendered therewith and (B) either (i) in the section therein captioned "Price at Which Notes are Being Tendered," the price (in multiples of $5 per $1,000 principal amount or principal amount at maturity, as applicable (or (Euro)5 per (Euro)1,000 principal amount in the case of the Euro Notes)) at which each series of Notes is being tendered, within the range specified above for such series of Notes, or (ii) not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such series of Notes being tendered and to accept the Purchase Price determined by Purchaser in accordance with the terms of that Offer. In accordance with the instructions contained in the Letter of Transmittal, a holder may tender different portions of the principal amount of its Notes at different prices; however, a holder may not specify prices for an aggregate principal amount (or principal amount at maturity, as applicable), of Notes in excess of the aggregate principal amount (or principal amount at maturity, as applicable), of Notes held by such holder. The same Notes cannot be tendered at more than one price. To tender Notes properly, only one price within the applicable price range (or no price) must be specified in the appropriate section in the Letter of Transmittal.

   Holders must clearly specify in the Letter of Transmittal the price within the applicable price range at which the applicable series of Notes are being tendered (or, alternatively, not specify a price, in which case the holder will be deemed to have specified the Minimum Offer Price in respect of such series of Notes being tendered and to accept the Purchase Price determined by Purchaser with respect to the terms of the applicable Offer).

   Tendering Without Specifying a Price. As described above, a holder may tender Notes in an Offer without specifying a tender price in respect of any or all of such Notes. Tenders of Notes made in this manner will be accepted by Purchaser before any other tenders of Notes in that Offer that specify a tender price above the Minimum Offer Price applicable to that Offer are accepted. Holders who have tendered Notes in an Offer without specifying an offer price and whose Notes are accepted will receive the Purchase Price applicable to that Offer, subject to proration.

   Tender of Notes. The tender by a holder of Notes pursuant to any Offer (and subsequent acceptance of such tender by Purchaser) pursuant to one of the procedures set forth below will constitute a binding agreement between such holder and Purchaser with respect to that Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   Tender of Notes Held in Physical Form. To tender Notes held in physical form properly pursuant to an Offer, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and certificates representing such Notes must be received by the Depositary at such address on or prior to the applicable Expiration Date. Letters of

Transmittal and Notes should be sent only to the Depositary and should not be sent to Purchaser, the Information Agent or the Dealer Managers.

   If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such Notes pursuant to an Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. If these procedures are followed by a beneficial owner tendering Notes on or prior to the applicable Expiration Date, the holder or holders of such Notes must sign a valid proxy pursuant to the Letter of Transmittal.

   Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to an Offer and deliver the Letter of Transmittal should contact such registered holder promptly and instruct such holder to tender Notes and deliver the Letter of Transmittal on such beneficial owner's behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered holder to tender Notes. If such beneficial owner wishes to tender such Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

   Tender of Notes Held Through DTC. To effectively tender Notes that are held through DTC pursuant to an Offer, DTC participants must electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. Upon receipt of such holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message (as defined herein) to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

   Tender of Euro Notes. To tender Euro Notes held through Euroclear or Clearstream, holders should either (a) comply with the procedures established by Euroclear or Clearstream, as applicable, for the Offers, or (b) arrange for the Euro Notes to be held through a DTC participant and comply with the procedures specified above for Notes held through DTC.

   Tender of Euro Notes Held Through DTC. For Euro Notes held through DTC, the procedures specified above regarding the use of DTC's ATOP system must be followed. However, payment for any such Euro Notes purchased in the Offers will be made in accordance with payment instructions specified by the DTC participant tendering such Euro Notes and not through DTC's ATOP system (because payment will be denominated in euros and not U.S. dollars). Accordingly, a tendering DTC participant must provide to the depositary payment instructions for a payment denominated in euros, using the space provided in the Letter of Transmittal (with the applicable VOI number provided in order to match the payment instruction with the corresponding ATOP instruction). Each DTC participant need provide these payment instructions only once.

   Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the applicable series of Notes at DTC for purposes of each Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer.

   Although delivery of Notes may be effected pursuant to any Offer through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer to Purchase on or prior to the applicable Expiration Date in connection with the tender of such Notes. Delivery of documents to DTC does not constitute delivery to the Depositary.

   The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and Purchaser may enforce such agreement against such participants.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a "Medallion Signature Guarantor"), unless the Notes tendered are tendered and delivered (i) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See the Instructions to the Letter of Transmittal.

   Mutilated, Lost, Stolen or Destroyed Certificates. If a holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such holder should contact The Bank of New York, Corporate Trust Trustee Administration, 101 Barclay Street, 21W, New York, New York 10286, to receive information about the procedures for obtaining replacement certificates for Notes.

   Effect of the Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal in an Offer, a tendering holder of Notes
(i) irrevocably sells, assigns and transfers to, or upon the order of, Purchaser all right, title and interest in and to all the Notes tendered thereby and (ii) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of Purchaser) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by any of the Book-Entry Transfer Facilities, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Purchaser, (b) present such Notes for transfer on the security register for the Notes and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have the rights to, or control over, funds from Purchaser, except as agent of Purchaser, for the applicable Purchase Price for any Notes tendered pursuant to that Offer that are purchased by Purchaser), all in accordance with the terms of the applicable Offer.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive or amend any condition to any Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

   Purchaser's interpretation of the terms and conditions of each Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Compliance with "Short Tendering" Rule. It is a violation of Rule 14e-4 (promulgated under the Exchange Act), for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (i) has a net long position equal to or greater than the aggregate principal amount or principal amount at maturity, as applicable, of the Notes being tendered and
(ii) will cause such Notes to be delivered in accordance with the terms of the applicable Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   A tender of Notes in an Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and Purchaser with respect to that Offer upon the terms and subject to the conditions of that Offer, including the tendering holder's acceptance of the terms and conditions of that Offer, as well as the tendering holder's representation and warranty that (i) such holder has a net long position in the Notes being tendered pursuant to that Offer within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Notes complies with Rule 14e-4.

   No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

PLEASE SEND ALL MATERIALS TO THE DEPOSITARY AND NOT TO THE DEALER MANAGERS.

7. Withdrawal of Tenders

   A tender of Notes pursuant to an Offer may be withdrawn at any time prior to the applicable Expiration Date, but no consideration shall be payable in respect of Notes so withdrawn.

   If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to an Offer is delayed (whether before or after Purchaser's acceptance for payment of Notes) or Purchaser is unable to accept for payment or pay for the Notes tendered pursuant to an Offer, Purchaser may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

   For a withdrawal of Notes tendered pursuant to an Offer to be effective, a written or facsimile transmission notice of withdrawal or revocation must be received by the Depositary prior to the applicable Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not effected.

   Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Item 6, "Procedures for Tendering Notes," at any time on or prior to the applicable Expiration Date.

   Any Notes that have been tendered pursuant to an Offer but that are not purchased will be returned to the holder thereof without cost to such holder as soon as practicable following the earlier to occur of the applicable Expiration Date or the date on which that Offer is terminated without any Notes being purchased thereunder.

   All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Purchaser, in Purchaser's sole discretion (whose determination shall be final and binding). None of Purchaser, the Depositary, the Dealer Managers, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8. Source and Amount of Funds

   The maximum amount of funds required by Purchaser to purchase the Notes pursuant to the Offers is estimated to be approximately $814,400,000. This amount is calculated using, in the case of the Euro Notes, a currency conversion rate of 1.1018 euros to 1 U.S. dollar, the euro exchange rate as of September 7, 2001. Purchaser expects to fund its purchase of Notes hereunder with cash and marketable securities that have been contributed to it by Level
3. See Item 1, "Purpose of the Offers."

9. Conditions to Each Offer

   No Offer is conditioned on the consummation of any other Offer and no Offer has as a condition that a minimum principal amount (or principal amount at maturity, as applicable) of Notes be tendered in that Offer. Notwithstanding any other provisions of an Offer and in addition to (and not in limitation of) Purchaser's rights to extend and/or amend that Offer, Purchaser shall not be required to accept for purchase or pay for Notes validly tendered pursuant to that Offer and may amend or extend that Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Rule 14e-1(c) under the Exchange Act, and may terminate that Offer if any of the following conditions are not satisfied:

    (1)there shall not have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of any Offer, the acquisition of Notes pursuant to any Offer or is otherwise related in any manner to, or otherwise affects, any Offer, or (ii) could, in the judgment of Purchaser, materially affect the business, condition (financial or other), assets, income, operations or prospects of Purchaser or of Level 3 and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Level 3 and its subsidiaries, taken as a whole, or materially impair any Offer's contemplated benefits to Purchaser or Level 3;

    (2)there shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to any Offer or Level 3 or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the judgment of Purchaser, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (1) above;

    (3)Purchaser shall not have determined that the acceptance for payment of, or payment for, some or all of the Notes would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which Purchaser or Level 3 may be bound or subject;

    (4)the United States shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States shall not have occurred;

    (5)there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
       (iii) a material change in United States currency exchange rates or a general suspension of or material limitation on the markets therefor,
       (iv) any limitation (whether or not mandatory) by any Federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (v) any significant adverse change in the market price of any series of Notes or Level 3's common stock or in the United States securities or financial markets, (vi) a material impairment in the trading market for debt securities, (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof, or (viii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 15%, measured from the close of business on September 10, 2001;

    (6)there shall not be any change or changes that have occurred or are threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of either Level 3, Purchaser or Level 3's other subsidiaries that, in Purchaser's sole judgment, is or may be material to either Purchaser or Level 3 or its subsidiaries;

    (7)a tender or exchange offer with respect to some or all of Level 3's common stock shares, or a merger or acquisition proposal for Level 3, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, or Purchaser shall not have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Level 3's common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Level 3's common stock; or

    (8)there shall not have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Level 3 or any shares of its common stock.

   The foregoing conditions are for the sole benefit of Purchaser and the failure of any such condition to be satisfied may be asserted by Purchaser regardless of the circumstances, including any action or inaction by Purchaser, giving rise to any such failure and any such failure may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. If any of the foregoing conditions to an Offer shall not have been satisfied, subject to the termination rights as described above, Purchaser may, with respect to that Offer, (i) return tendered Notes to the holders who tendered them, (ii) extend that Offer and retain all tendered Notes until the expiration of such extended Offer (in which case, the holders of such tendered Notes will not be entitled to additional withdrawal rights) (see Item 7, "Withdrawal of Tenders"), or (iii) amend that Offer in any respect by giving written notice of such amendment to the Depositary. Purchaser also reserves the right at any time to waive satisfaction of any or all of the conditions to any Offer. The failure of Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

10. Certain U.S. Federal Income Tax Considerations

   The following is a general summary of certain material U.S. federal income tax consequences to holders of Notes upon the tender of Notes to Purchaser pursuant to the Offers. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the consequences of a tender pursuant to the Offers and, in particular, may not address U.S. federal income tax considerations applicable to holders of Notes subject to special treatment under U.S. federal income tax law

(including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Notes as part of a hedge, straddle or conversion transactions, insurance companies, tax-exempt entities or holders who do not hold the Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment)). In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder of Notes, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

   U.S. Holders

   Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Notes that is a U.S. Holder. A "U.S. Holder" is a holder that is a U.S. domestic corporation, a U.S. citizen or resident, or any other person or entity subject to U.S. federal income tax on a net basis in respect of the Notes.

   The receipt of cash for Notes pursuant to each Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the holder. In general, a U.S. Holder who receives cash for Notes pursuant to an Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Notes tendered less any amounts attributable to accrued interest that have not been reflected in the U.S. Holder's adjusted tax basis in the Notes, and such holder's adjusted tax basis in such Notes. A U.S. Holder's adjusted tax basis for a Note is generally the price such holder paid for the Note, increased by the original issue discount and market discount, if any, previously included in such holder's income and reduced (but not below zero) by any amortized premium. Except as provided below, any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss if the Note is held as a capital asset and will be long-term capital gain or loss if the U.S. Holder's holding period in the Note for U.S. federal income tax purposes is more than one year. A U.S. Holder who has acquired a Note with market discount will generally be required to treat a portion of any gain on a tender of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously reported as ordinary income. Amounts received by a U.S. Holder in respect of interest on the Notes including any amounts attributable to accrued interest that have not been reflected in the U.S. Holder's adjusted tax basis in the Notes will be taxable as ordinary income.

   In the case of a U.S. Holder of Euro Notes, a portion of any gain or loss realized by such holder pursuant to an Offer may be ordinary gain or loss to the extent such gain or loss is attributable to fluctuations in currency exchange rates. However, the calculation of such amounts of currency exchange gain or loss may vary depending upon a U.S. Holder's particular tax situation. U.S. Holders of Euro Notes are urged to consult their tax advisors as to the treatment of exchange gain or loss.

   The terms of the Notes provide that under certain circumstances additional payments must be made in respect of the Notes. Such potential additional payments include the premium that must be paid in the event of a redemption of Notes upon a Change in Control (as defined in the indentures governing the Notes). Under the contingent payment debt instrument regulations promulgated by the Treasury Department, contingent payment debt instruments are subject to special rules unless the likelihood of such additional payments is "remote and incidental" as of the issue date within the meaning of such regulations. If the Notes are subject to these regulations, then any gain recognized by a U.S. Holder pursuant to an Offer will be ordinary income, not capital gain. Although the application of these regulations is not entirely clear, Level 3 believes that the likelihood of such payments as of the issue date was "remote and incidental" within the meaning of the regulations. We encourage you to consult your own tax advisor concerning the possible application of these regulations to the Notes.

  Non-U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Notes that is not a U.S. Holder (a "Non-U.S. Holder"). As used herein, a "Non-U.S. Holder" is any holder of Notes who is an individual who is not a citizen or resident of the United States or that is a foreign corporation, foreign partnership or foreign estate or trust as to the United States.

   Subject to the discussion of information reporting and backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless:

       (1)such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States;

       (2)the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

       (3)the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

   Subject to the discussion of information reporting and backup withholding below, amounts received pursuant to an Offer attributable to interest (including original issue discount) on a Note by a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that:

       (1)the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Level 3 that are entitled to vote;

       (2)the holder is not (A) a controlled foreign corporation that is related to Level 3 through stock ownership or (B) a bank receiving interest on a loan entered into in the ordinary course of business; and

       (3)such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

   If interest (including original issue discount) on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax).

   Non-U.S. Holders should consult their own tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

  Information Reporting and Backup Withholding

   Information reporting requirements will generally apply to Notes tendered in any Offer. U.S. federal income tax law requires that each tendering holder must provide the Depositary with such holder's correct taxpayer identification number ("TIN") which, in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt holders (including, among others, all corporations, and certain foreign individuals) are not subject to these backup withholding and information reporting requirements.

   If the Depositary is not provided with the correct TIN or an adequate basis for exemption, each non-exempt tendering holder may be subject to a backup withholding tax imposed on such holder's gross proceeds from an Offer. To prevent backup withholding, each tendering holder that is not a Foreign Person must complete the Substitute Form W-9 that will be provided with each Letter of Transmittal, and either (i) provide his/her/its correct TIN and certain other information under penalties of perjury or (ii) provide an adequate basis for exemption. Each tendering holder that is a Foreign Person must submit an appropriate, properly completed Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMX, as the case may be, certifying, under penalties of perjury, to such holder's foreign status in order to establish an exemption from backup withholding. Backup withholding tax is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is furnished.

   THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OR ANY OTHER CONSIDERATIONS OF THE SALE OF NOTES PURSUANT TO THE OFFERS. THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFERS TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

11. The Dealer Managers, Depositary and Information Agent

   Dealer Managers. Salomon Smith Barney and J.P. Morgan Securities Inc. have been retained as Dealer Managers in connection with the Offers. In their capacity as Dealer Managers, Salomon Smith Barney and J.P. Morgan Securities Inc. may contact holders regarding the Offers and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

   Pursuant to the Dealer Managers Agreement, Purchaser has agreed to pay each Dealer Manager a fee for its services as a Dealer Manager in connection with the Offers. In addition, Purchaser will reimburse each Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Purchaser and Level 3 have agreed to indemnify Salomon Smith Barney and J.P. Morgan Securities Inc. against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offers or their engagement as Dealer Managers.

   From time to time the Dealer Managers may trade securities of Purchaser for their own accounts or for the accounts of their customers and, accordingly, may hold long or short positions in the Notes at any time.

   From time to time, each of Salomon Smith Barney and J.P. Morgan Securities Inc. has provided investment banking and other services for Level 3 for customary compensation, including acting as underwriter or initial purchaser for the initial issuance of each series of Notes. In addition, affiliates of each Dealer Manager are lenders under Level 3's credit facility.

   The Depositary and the Information Agent. Purchaser has retained Mellon Investor Services LLC to act as the Depositary and the Information Agent in connection with the Offers. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offers should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

   Purchaser will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offers, plus reimbursement for out-of-pocket expenses. Purchaser will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws.

   Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Managers.

12. Solicitation

   Directors, managers, officers and regular employees of either Purchaser or Level 3 and their affiliates (who will not be specifically compensated for such services), the Information Agent and the Dealer Managers may contact holders by mail, telephone, telex or telegraph regarding the Offers and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

13. Fees and Expenses

   Tendering holders of Notes will not be obligated to pay brokers fees or commissions of the Dealer Managers or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by Purchaser pursuant to the Offers. Purchaser will pay all fees and expenses of the Dealer Managers, the Depositary and the Information Agent in connection with the Offers.

   Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers. Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offers.

14. Miscellaneous

   Neither Purchaser nor Level 3 is aware of any jurisdiction where the making of the Offers is not in compliance with the laws of such jurisdiction. If either of Purchaser or Level 3 becomes aware of any jurisdiction where the making of the Offers would not be in compliance with such laws, Purchaser will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offers. If, after such good faith effort, Purchaser cannot comply with any such applicable laws, an Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Purchaser that is not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representation should not be relied upon. None of Level 3, Purchaser, the Depositary, the Dealer Managers, the Information Agent nor any of their affiliates make any representation to any holder as to whether or not to tender such holder's Notes. Holders must make their own decision as to whether to tender the Notes.

                                          LEVEL 3 FINANCE, LLC

September 10, 2001

                                    Annex I

                          CLEARING REFERENCE NUMBERS

                                                               Common
            Series of Notes      Type    CUSIP       ISIN       Code
            ---------------     ------ --------- ------------ ---------
         9 1/8% Notes           Global 52729NAC4 US52729NAC48 008919810
                                 144A  52729NAA8 US52729NAA81        --
                                Reg S  U52782AA4 USU52782AA48 008690286
                                  AI   52729NAB6 US52729NAB64        --

         10 1/2% Discount Notes Global 52729NAE0 US52729NAE04 009792236
                                 144A  52729NAD2 US52729NAD21        --
                                Reg S  U52782AB2 USU52782AB21 009295330
                                  AI   52729NAF7 US52729NAF78        --

         10 3/4% Euro Notes     Global 52729NAU4 US52729NAU46 011279783
                                 144A  52729NAT7 US52729NAT72 010862469
                                Reg S         -- XS0108624007 010862400
                                  AI    5279NAY6           --        --

         11 1/4% Euro Notes     Global 52729NAW0 US52729NAW02 011279813
                                 144A  52729NAV2 US52729NAV29 010862361
                                Reg S         -- XS0108622217 010862221
                                  AI   52729NAX8           --        --

         11% Notes              Global 52729NAK6 US52729NAK63 011335276
                                 144A  52729NAH3 US52729NAH35 010868211
                                Reg S  U52782AC0  US52782AC04        --
                                  AI   52729NAJ9  US5279NAJ90        --

         11 1/4% Notes          Global 52729NAN0 US52729NAN03 011382754
                                 144A  52729NAL4 US52729NAL47 010868220
                                Reg S  U52782AD8 USU52782AD86        --
                                  AI   52729NAM2 US52729NAM20        --

         12 7/8% Discount Notes Global 52729NAR1 US52729NAR17 011382878
                                 144A  52729NAP5 US52729NAP50 010868254
                                Reg S  U52782AE6 USU52782AE69        --
                                  AI   52729NAQ3 US52729NAQ34        --

         2009 Convertible Notes        52729NAG5 US52729NAG51 010241456

         2010 Convertible Notes        52729NAS9 US52729NAS99 010883555

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Notes and any other required documents should be sent or delivered by each holder or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at its addresses set forth below.

                       The Depositary for the Offers is:

                         Mellon Investor Services LLC

                                 By facsimile:
                       (For Eligible Institutions only):
                                (201) 296-4293

                                 Confirmation:
                                (201) 296-4860

          By Mail:            By Overnight Courier:            By Hand:
       P.O. Box 3301            85 Challenger Road     120 Broadway--13th Floor
 South Hackensack, NJ 07606      Mail Stop-Reorg       New York, New York 10271
                            Ridgefield Park, NJ 07660
                            Attn: Reorganization Dept.

   Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offers.

                   The Information Agent for the Offers is:

                         Mellon Investor Services LLC
                           44 Wall Street, 7th Floor
                           New York, New York 10005
                    Banks and Brokers call: (917) 320-6286
                           Toll free: (888) 788-1979

                    The Dealer Managers for the Offers are:

          Salomon Smith Barney                 J.P. Morgan Securities Inc.
          390 Greenwich Street                       270 Park Avenue
        New York, New York 10013                 New York, New York 10010
 Attention: Liability Management Group          Attention: Laura Yachimski
Telephone: (212) 723-6106 (call collect) Telephone: (212) 270-1100 (call collect)
       (800) 558-3745 (toll-free)                 (800) 245-8812 (toll-free)